SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  April 25, 2003

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP

(Exact Name of Registrant as Specified in Charter)

MASSACHUSETTS	0-12138	08-2619298
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

39 BRIGHTON AVENUE, ALLSTON, MASSACHUSETTS	02134
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  (617) 783-0039

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 2.   Acquisition or Disposition of Assets.

                On April 25, 2003, a subsidiary of the Registrant acquired an apartment complex consisting of 184 one and two bedroom residential units and the eight acre parcel it is located on in Framingham, Massachusetts commonly know as 9 School Street.  The property was acquired from Robert L. Aron and Douglas A. Aron.  The sellers have no relationship to the Registrant or any of its affiliates. The property was acquired by School Street 9, LLC (“School Street”), a Delaware limited liability company, of which the Registrant is the sole member.  School Street 9, Inc. (the “Manager”), a Massachusetts corporation wholly-owned by the Registrant, is a manager of School Street.  School Street and the Manager were formed for the specific purpose of acquiring the property.

                The total purchase price was Twenty-Three Million Dollars ($23,000,000), and was determined in arm’s length negotiations. The Registrant financed the purchase price in part through use of the Registrant’s operating cash and cash reserves. In addition, the Registrant obtained a loan in the amount of Seventeen Million Dollars ($17,000,000) from Wachovia Bank, National Association.  This loan has a ten (10) year term and is amortized over thirty (30) years, bears interest at the fixed rate of five and 47/100 percent (5.47%) and is non-recourse to the Registrant (subject to certain customary carve-outs). Only earned interest is due and payable during the first three years of the loan term, and the loan cannot be prepaid prior to maturity without incurring a significant prepayment penalty.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

                At the time of the filing of this Current Report on Form 8-K, the financial statements and pro forma financial information relating to the acquisition described above were not available. Such financial statements and pro forma financial information will be included in an amendment to this Current Report as soon as they are made available by the Registrant’s accountants.

                The exhibits listed in the exhibit index following the signature on this Current Report are attached hereto.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW ENGLAND REALTY ASSOCIATES
LIMITED PARTNERSHIP

	By:	NewReal, Inc., its General Partner

		By:	/s/ RONALD BROWN
Date May 8, 2003			Ronald Brown, its President

EXHIBITS

Exhibit Number	Description

99.1	Purchase and Sale Agreement

99.2	Amendment to Purchase and Sale Agreement